                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.)*

                           Comstock Resources Inc.

                     ------------------------------------

                               (Name of Issuer)

                                 Common Stock

                     ------------------------------------

                        (Title of Class of Securities)

                                  205768302

                             --------------------

                                (CUSIP Number)

                              December 31, 2016

        -------------------------------------------------------------

           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of

1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the

Notes).

                               PAGE 1 OF 4 PAGES


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1     NAME OF REPORTING PERSON

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Symphony Asset Management, LLC                               94-3252504

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]

                                                                        (b) [_]

      N/A

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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California -- U.S.A.

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                    5      SOLE VOTING POWER

                           801,850

     NUMBER OF      -----------------------------------------------------------

       SHARES       6      SHARED VOTING POWER

    BENEFICIALLY

      OWNED BY             0

        EACH        -----------------------------------------------------------

     REPORTING      7      SOLE DISPOSITIVE POWER

      PERSON

        WITH               801,850

                    -----------------------------------------------------------

                    8      SHARED DISPOSITIVE POWER

                           0

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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      801,850

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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.96%

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12     TYPE OF REPORTING PERSON*

      IA

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                               PAGE 2 OF 4 PAGES


             Item 1(a) Name of Issuer:

                       Comstock Resources Inc.

             Item 1(b) Address of Issuer's Principal Executive Offices:

                       5300 Town and Country  Blvd., Suite 500

                       Frisco, TX 75034

             Item 2(a) Name of Person Filing:

                       Symphony Asset Management, LLC

             Item 2(b) Address of the Principal Office or, if none, Residence:

                       555 California Street, Suite 3100

                       San Francisco, CA 94104

             Item 2(c) Citizenship:

                       California -- U.S.A.

             Item 2(d) Title of Class of Securities:

                       Common Stock

             Item 2(e) CUSIP Number:

                       205768302

             Item 3 If the Statement is being filed pursuant to Rule

                    13d-1(b), or 13d-2(b), check whether the person filing

                    is a:

                    (e) An investment adviser in accordance with

                        ss.240.13d-1(b)(1)(ii)(E)

             Item 4    Ownership:

                        (a) Amount Beneficially Owned:                 801,850

                        (b) Percent of Class:                             5.96%

                       (c)  Number of shares as to which such person has:

                       (i)  sole power to vote or direct the vote:     801,850

                      (ii)  shared power to vote or direct the vote:         0

                     (iii)  sole power to dispose or to direct the

                            disposition of:                            801,850

                      (iv)  shared power to dispose or to direct the

                            disposition of:                                  0

                               PAGE 3 OF 4 PAGES


             Item 5    Ownership of Five Percent or Less of a Class: If this

                       statement is being filed to report the fact that as of

                       the date hereof the reporting person has ceased to be

                       the beneficial owner of more than five percent of the

                       class of securities, check the following [ ].

             Item 6    Ownership of More than Five Percent on Behalf of

                       Another Person:

                       Not applicable.

             Item 7    Identification and Classification of the Subsidiary

                       Which Acquired the Security Being Reported on By the

                       Parent Holding Company:

                       Not applicable.

             Item 8    Identification and Classification of Members of the

                       Group:

                       Not applicable.

             Item 9    Notice of Dissolution of a Group:

                       Not applicable.

             Item 10   Certification:

                       By signing below I certify that, to the best of my

                       knowledge and belief, the securities referred to above

                       were acquired and are held in the ordinary course of

                       business and were not acquired and are not held for the

                       purpose of or with the effect of changing or influencing

                       the control of the issuer of such securities and were

                       were not acquired in connection with or as a participant

                       in any transaction having such purpose or effect.

                                   SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true,

complete and correct.

                               Dated: February 12, 2017

                               Symphony Asset Management

                               By:   /S/ AMY CHEN

                               -------------------------------------

                               Name:  Amy Chen

                               Title: Sr. Compliance Manager/Legal Counsel

                              PAGE 4 OF 4 PAGES